FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person
    Novartis AG
    Schwarzwaldallee 215
    CH-4002 Basel, Switzerland

2.  Date of Event Requiring Statement (Month/Day/Year)
    11/09/98


3.  IRS or Social Security Number of Reporting Person (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol
    Trega Biosciences, Inc. ("TRGA")

5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
        Director                        X  10% Owner
    ---                                ---
        Officer (give title below)         Other (specify below)
    ---                                ---

    -----------------------------

6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
    ---
     X  Form filed by More than One Reporting Person
    ---

             Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security       2.  Amount of Securities    3.  Ownership           4.  Nature of Indirect Beneficial Ownership
    (Instr.4)                   Beneficially Owned          Form:  Direct           (Instr. 5)
                                (Instr. 4)                  (D) or Indirect

Common Stock                         1,866,667                   I                       I(1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

-------------
(1) The shares are held by Novartis Pharma AG, a wholly owned subsidiary of Novartis AG.

                                                                          (over)

               TABLE II--Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                2. Date             3. Title and Amount of             4. Conver-   5. Owner-    6. Nature of Indirect
    Derivative Security        Exercisable         Securities Underlying              sion or      ship         Beneficial Ownership
    (Instr. 4)                 and Expira-         Derivative Security                Exercise     Form of      (Instr. 5)
                               tion Date           (Instr. 4)                         Price of     Deriva-
                               (Month/Day/                                            Deri-        tive
                               Year)                                                  vative       Security:
                                                                                      Security     Direct
                                                                                                   (D) or
                            Date      Expira-   Title          Amount                              Indirect
                            Exer-     tion                     or                                  (I)
                            cisable   Date                     Number                              (Instr. 5)
                                                               of
                                                               Shares




Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOVARTIS AG

    /s/  Anita Buchli
----------------------------------                         ---------------------
**Signature of Reporting Person                                     Date


    /s/  Christoph Mader
----------------------------------                         ---------------------
**Signature of Reporting Person                                     Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficent, See Instruction 6 for procedure.

                             Joint Filer Information


Name:              Novartis Pharma AG

Address:           Lichtstrasse 35
                   CH-4002 Basel
                   Switzerland

Designated Filer:  Novartis AG

Issuer and Ticker
Symbol:            Trega Biosciences, Inc. ("TRGA")

Signature:         NOVARTIS PHARMA AG


                   By:        /s/ Martin Henrich
                          -----------------------------------
                   Name:      Martin Henrich
                   Title:     Senior Corporate Counsel


                   By:        /s/ Christoph Mader
                          -----------------------------------
                   Name:      Christoph Mader
                   Title:     Senior Corporate Counsel